HireQuest Reports Financial Results for the First Quarter 2021

Company Completes Integration of Both Snelling and Link Acquisitions; Q1 2021 EPS of $0.27 per Diluted Share and Net Income of $3.7 million

GOOSE CREEK, South Carolina – May 17, 2021 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of on-demand, temporary, and commercial staffing services, today reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Summary
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Franchise royalties of $3.3 million compared to $3.7 million in the prior year period, a decrease of 12.0%.
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Services revenue, including interest paid on aging accounts receivable, of $144,000 compared to $415,000 in the prior year period, a decrease of 65.3%.
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Total revenue of $3.4 million compared to $4.1 million in the prior year period, a decrease of 17.4%.
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The first quarter results included $3.9 million of other miscellaneous income recognized as part of the transactions surrounding the Snelling and Link acquisitions, and $1.4 million in acquisition-related expenses.
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Net Income, inclusive of the miscellaneous income and the acquisition-related expenses, was $3.7 million, or $0.27 per diluted share, compared to net income of $875,000, or $0.06 per share last year.

Subsequent to Quarter End
●
Board of Directors declared a quarterly cash dividend of $0.06 per share of common stock to be paid on June 15, 2021 to shareholders of record as of June 1, 2021.

System-wide sales (a key performance indicator) for the first quarter of 2021 were $54.3 million compared to $56.5 million for the same period in 2020. The decrease is related to the economic shutdown due to COVID-19, partially offset by new sales from the acquired Snelling and Link branches.

“During the first quarter, we effectively leveraged our strong balance sheet and leadership position to complete two significant acquisitions, creating an additional revenue stream for our company and bolstering our competitive position as the pandemic begins to abate,” commented Rick Hermanns, HireQuest’s President and Chief Executive Officer. “The results for the first quarter reflect approximately one month of contribution from the acquisition of Snelling, and approximately one week from the branches acquired in the Link transaction. We de-risked the transaction, assigning seven California-based franchise agreements to a third party, and going forward, we will receive a trademark license royalty equal to 9% of the gross margin of these branches in perpetuity. We expect to add three additional California branches to this arrangement once the buyer secures regulatory approval to franchise them. In addition, we sold four branches and an onsite location, previously owned by Snelling, to a separate third party for approximately $1 million. The result is we have eliminated our exposure to California and recouped $1 million of the consideration related to the two acquisitions, while establishing an incremental revenue stream related to the perpetual trademark license agreement.”

“Operationally, we continue to generate profits and free cash flow, enabling us to pay increased dividends, despite the lower revenue related to the pandemic,” added Mr. Hermanns. “As the vaccines roll out, major events are beginning to resume, and we believe the second half of the year will be better than the first half, but our results clearly demonstrate that we can maintain profitability even amidst once-in-a-lifetime challenges. As we start to return to normal, we do so with a strong balance sheet and approximately 64 new branches from these two acquisitions. We are well-positioned for continued success.”

First Quarter 2021 Financial Results

The company’s total revenue is calculated by aggregating its revenue derived from franchise royalties and service revenue. Franchise royalties are the royalties earned from franchisees primarily on the basis of their sales to their customers. Service revenue consists of interest charged to franchisees on overdue accounts and other fees for optional services we provide our franchisees.

Franchise royalties in the first quarter of 2021 were $3.3 million compared to $3.7 million in the year-ago quarter, a decrease of 12.0%. Service revenue was $144,000 compared to $415,000 in the prior-year quarter, a decrease of 65.3%. Total revenue in the first quarter of 2021 was $3.4 million compared to $4.1 million in the year-ago quarter, a decrease of 17.4%.

Selling, general and administrative (“SG&A”) expenses in the first quarter of 2021 were $3.8 million compared to $3.3 million for the first quarter last year. The first quarter of 2021 included approximately $1.4 million of non-recurring, acquisition-related expenses.

Net Income in the first quarter of 2021 was $3.7 million, or $0.27 per diluted share, compared to net income of $875,000, or $0.06 per diluted share, in the first quarter last year. The current period included $3.9 million in other miscellaneous income related to the Snelling and Link transactions and one-time acquisition-related expenses of $1.4 million.

Balance Sheet and Capital Structure

Cash was $2.0 million as of March 31, 2021, compared to $13.7 million as of December 31, 2020. The decrease resulted from the purchases of Link and Snelling.

Total assets were $62.3 million as of March 31, 2021. Total liabilities were $22.6 million.

On March 15, 2021, the company paid a quarterly cash dividend of $0.05 per share of common stock to shareholders of record as of March 1, 2021. Going forward, the company intends to pay a $0.06 cash dividend on a quarterly basis, based on its business results and financial position.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:
Monday, May 17, 2021
Time:
4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number:
1-888-506-0062
International dial-in number:
1-973-528-0011
Entry Code:
662999

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/41301 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through May 31, 2021.

Toll-free replay number:
1-877-481-4010
International replay number:
1-919-882-2331
Replay Passcode:
41301

About HireQuest

HireQuest, Inc. is a nationwide franchisor that provides on-demand labor and commercial staffing solutions in the light industrial, blue-collar, and commercial segments of the staffing industry for HireQuest Direct, HireQuest, Snelling, and LINK franchised offices across the United States. Through its national network of over 200 franchisee-owned offices in more than 35 states and the District of Columbia, HireQuest provides employment for approximately 60,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; operating results; anticipated benefits of the acquisition of Snelling and/or LINK, or the status of integration of those entities. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of COVID-19; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following the acquisitions of Snelling and LINK; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:
Investor Relations Contact:
HireQuest, Inc.
Hayden IR
Cory Smith, CFO
Brett Maas
(800) 835-6755
(646) 536-7331
Email: cssmith@hirequest.com
Email: brett@haydenir.com

-- Tables Follow --

HireQuest, Inc.
Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets
Cash	$1,976,054	$13,667,434
Accounts receivable, net of allowance for doubtful accounts	29,716,512	21,344,499
Notes receivable	808,531	2,178,299
Prepaid expenses, deposits, and other assets	919,274	344,091
Prepaid workers' compensation	1,002,633	1,434,583
Due from affiliates	109,571	-
Total current assets	34,532,575	38,968,906
Property and equipment, net	3,431,951	3,193,379
Workers compensation claim payment deposit	705,224	623,452
Deferred tax asset	-	79,379
Franchise agreements, net	19,843,412	-
Other intangible assets, net	516,401	342,697
Notes receivable, net of current portion and reserve	3,250,371	5,887,229
Total assets	$62,279,934	$49,095,042
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$959,161	$457,490
Other current liabilities	510,968	1,322,764
Accrued benefits and payroll taxes	3,213,433	743,431
Due to affiliates	79,579	67,398
Due to franchisees	4,231,154	3,228,777
Risk management incentive program liability	1,249,592	858,482
Workers' compensation claims liability	7,615,787	2,777,734
Total current liabilities	17,859,674	9,456,076
Workers' compensation claims liability, net of current portion	2,001,018	1,806,334
Deferred tax liability	976,113
Franchisee deposits	1,748,979	1,468,359
Total liabilities	22,585,784	12,730,769
Commitments and contingencies
Stockholders' equity
Preferred stock - $0.001 par value, 1,000,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000,000 shares authorized; 13,638,041 and 13,628,675 shares issued, respectively	13,638	13,629
Additional paid-in capital	29,079,460	28,811,389
Treasury stock, at cost - 33,092 shares	(146,465)	(146,465)
Retained earnings	10,747,517	7,685,720
Total stockholders' equity	39,694,150	36,364,273
Total liabilities and stockholders' equity	$62,279,934	$49,095,042

HireQuest, Inc.
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31, 2021	March 31, 2020
Franchise royalties	$3,259,036	$3,705,242
Service revenue	143,947	414,739
Total revenue	3,402,983	4,119,981
Selling, general and administrative expenses	3,841,772	3,253,372
Depreciation and amortization	332,841	31,814
Income (loss) from operations	(771,630)	834,795
Other miscellaneous income	3,915,980	250,709
Interest and other financing expense	(4,600)	(11,289)
Net income before income taxes	3,139,750	1,074,215
Provision (benefit) for income taxes	(602,294)	199,037
Net income	$3,742,044	$875,178

Earnings per share
Basic	$0.28	$0.06
Diluted	$0.27	$0.06

Weighted average shares outstanding
Basic	13,602,764	13,533,247
Diluted	13,799,203	13,535,000